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                                  EXHIBIT 10.9

EMPLOYMENT AGREEMENT


This EMPLOYMENT AGREEMENT (the "Agreement") is made and effective as of the 26th day of July, 1999, by and among WAVO Corporation, an Indiana corporation ("Company"), and PETER M. WHITE, an individual ("Employee").

                                R E C I T A L S:

         WHEREAS, the Company and Employee desire to enter into this Employment Agreement.

         NOW, THEREFORE, in consideration of the premises, and for other valuable consideration, the sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

                               A G R E E M E N T:

                                    ARTICLE I

                                 DUTIES AND TERM

         1.1 Employment. In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged, the Company agrees to hire Employee, and Employee agrees to remain in the employ of the Company, upon the terms and conditions herein provided.

         1.2 Position and Responsibilities. Employee shall serve as President of the Company with such duties and responsibilities as are commensurate with such position. In addition, Employee shall be appointed and shall serve as Director of the Company and its subsidiaries. Employee agrees to perform services not inconsistent with his position, as set forth in the Company's Code of Bylaws and as shall from time to time be assigned to him by the Board of Directors and the Chief Executive Officer of the Company. During the period of his employment hereunder, Employee shall devote substantially all of his business time, attention, skill and efforts to the faithful and diligent performance of his duties hereunder. Employee agrees to relocate his permanent residence to the Phoenix, Arizona metropolitan area no later than March 31, 2000. The Company acknowledges that Employee is a Director of c2Future.Com, Inc., and agrees that Employee may become a director of other entities provided that Employee's acceptance and performance of such directorship duties does not cause Employee to violate the terms of this Agreement.

         1.3 Term. The term of Employee's employment under this Agreement shall commence on July 26, 1999 and shall continue, unless sooner terminated pursuant to Article

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III hereof, until July 26, 2001.

                                   ARTICLE II
                                  COMPENSATION

         For all services rendered by Employee in any capacity during his employment under this Agreement, the Company shall compensate Employee as follows:

         2.1 Base Salary. The Company shall pay to Employee an annual base salary of not less than $250,000 (the "Base Salary") during the term hereof, payable in equal installments in accordance with the Company's general salary payment policies then in effect. The Base Salary may, at the discretion of the Company's Board of Directors or the Chief Executive Officer, be increased at such times and in such amounts as they shall determine.

         2.2 Benefit Plans. Employee shall be afforded benefits (i.e., paid time off, 401(k) Plan, health insurance and other group benefits) similar to those afforded to other Executive Officers of the Company. Nothing herein shall restrict the Company's ability to terminate or modify any benefit plan or arrangement.

         2.3 Expenses. The Company shall pay for or reimburse Employee for all ordinary and necessary business expenses incurred or paid by Employee in furtherance of the Company's business, subject to and in accordance with the Company's policies and procedures of general application and applicable tax laws.

         2.4 Moving Expenses. The Company shall pay for or reimburse Employee for all ordinary and necessary expenses incurred or paid by Employee which are directly related to the move of Employee, his family and household, from the Dallas, Texas metropolitan area, to the Phoenix, Arizona metropolitan area, including a relocation service, subject to the reasonable approval of such expenses by the Company's Chief Executive Officer.

         2.5 Stock Options.

         (a) The Company shall grant to Employee an option under the 1997 Incentive Plan to purchase 500,000 Common Shares of WAVO Corporation at the purchase price of $4.00 per share, exercisable as to 166,667 shares commencing on August 3, 1999, as to an additional 166,667 shares commencing on July 26, 2000, and as to an additional 166,666 shares commencing on July 26, 2001. The option shall expire on July 26, 2009, unless earlier terminated or cancelled pursuant to the terms of the Plan.

         (b) The Company shall grant to Employee an option under the 1997 Incentive Plan to purchase 250,000 Common Shares of the Company at the purchase price of $10.00 per share, which option shall vest and become exercisable on the earlier of (i) the date on which the

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closing sale price of WAVO's Common Shares is at least $15.00 per share for any
20 trading days in any 3 month period, commencing on July 26, 1999 and ending on July 26, 2001, or (ii) July 26, 2007. The option shall expire on July 26, 2009, unless earlier terminated or cancelled pursuant to the terms of the Plan.


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         (c) The Company shall grant to Employee an option under the 1997
Incentive Plan to purchase 250,000 Common Shares of the Company at the purchase price of $10.00 per share, which option shall vest and become exercisable on the earlier of (i) the date on which the closing sale price of WAVO's Common Shares is at least $25.00 per share for any 20 trading days in any 3 month period, commencing on July 26, 1999 and ending on July 26, 2002, or (ii) July 26, 2007. The option shall expire on July 26, 2009, unless earlier terminated or cancelled pursuant to the terms of the Plan.



                                   ARTICLE III

                            TERMINATION OF EMPLOYMENT

         3.1 Termination for Cause. The Company shall have the right to terminate Employee for Cause ("Cause") if the Board of Directors or Chief Executive Officer of Company determines, in its or his reasonable discretion, that any of the following events have occurred:

         (a) Employee refuses to perform his duties hereunder, engages in gross misconduct, gross negligence, or otherwise materially breaches this Agreement;


         (b) Employee refuses or fails to comply with any reasonable and lawful directive of the Company's Board of Directors or Chief Executive Officer;

         (c) Employee engages in conduct involving fraud, dishonesty, embezzlement, theft or conduct that is detrimental to the Company or that could reasonably be expected to have a material adverse impact on the standing or reputation of the Company;

         (d) Employee is convicted of committing a felony or crime involving moral turpitude; or

         (e) Employee breaches his Covenant Not to Compete as provided in
Article IV of this Agreement, or any other similar obligation to the Company imposed by law.

The Company shall provide written notice of a termination for Cause hereunder and, with respect to a purported violation of subsection (a), (b) or (c) above that is curable in such time period, shall afford Employee an opportunity to cure or disprove the purported violation for the thirty-day period following such notice. Upon a termination for Cause, Employee shall be entitled to receive only such compensation and benefits as are due Employee through the effective date of such termination.

         3.2 Termination Upon Employee's Voluntary Resignation. In the event Employee

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voluntarily resigns his employment with the Company for good cause ("Good
Cause") which, for purposes of this Agreement, shall mean (A) a material reduction in Employee's duties, responsibilities or title for other than Cause as defined in Section 3.1 hereof, or (B) the appointment or election of a Chief Executive Officer of the Company other than David E. Deeds or Employee, Employee shall be entitled to continue to receive his salary pursuant to Section 2.1 hereof; however, Employee shall not be deemed an employee of the Company under the 1997 Incentive Plan following such determination. Should Employee attain alternative employment during the period between the date of such termination and July 26, 2001, the Company's obligations under Section 2.1 will be reduced by the amount of Employee's compensation from his new employer.

In the event Employee voluntarily resigns his employment with the Company for other than Good Cause, Employee shall be entitled to receive only such compensation and benefits as are due Employee through the effective date of such resignation.

         3.3 Termination Upon Death of Employee. If during the term of this Agreement Employee dies, then this Agreement shall terminate and the Company shall pay to the estate of Employee only the compensation and benefits (including any life insurance benefits provided to Employee' estate under the Company's standard policies as in effect) due Employee through the date of his death.

         3.4 Termination Upon Disability of Employee. If during the term of this Agreement Employee is unable to perform the services required of Employee pursuant to this Agreement with or without reasonable accommodation for a continuous period of ninety (90) days due to disability or incapacity by reason of any physical or mental illness, then the Company shall have the right to terminate this Agreement at the end of such ninety-day period by giving written notice to Employee. Employee shall be entitled to receive only his normal compensation and benefits through the date of his termination; provided, Employee shall be entitled to receive any disability insurance benefits for which he is then eligible under Company sponsored disability insurance policies.

         3.5 Termination By The Company Other than for Cause, Death, Disability or Voluntary Resignation. The Company shall have the right to terminate Employee's employment other than for Cause, death, disability or voluntary resignation upon thirty (30) days prior written notice to Employee. In the event the Company elects to terminate Employee for any reason other than for Cause, death, disability or voluntary resignation of Employee, the Company shall continue to pay to Employee his salary pursuant to Section 2.1 hereof. Should Employee attain alternative employment during the period between the date of termination and July 26, 2001, the Company's obligations under this Section 3.5 will be reduced by the amount of Employee's compensation from his new employer.

         3.6 Vesting of Options upon Termination. If this Agreement is terminated pursuant to the operation of Sections 3.2, 3.3, 3.4 or 3.5, then all unvested options previously granted to Employee (except the options set forth in Section 2.6(b) and (c)) shall immediately vest and

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become exercisable in full.

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                                   ARTICLE IV

                              RESTRICTIVE COVENANTS

         4.1 Confidential Information. Employee hereby agrees and acknowledges that the following ideas, information and materials in written, oral, magnetic, photographic, optical or other form and whether now existing or developed or created during the period of Employee's employment or engagement with the Company (the "Confidential Information") are proprietary to the Company and are highly sensitive in nature: (1) customer lists and customer information as compiled by the Company, including customer orders, product usage, product volumes, pricing, customer technology, sale and contract terms and conditions, contract expirations, and other compiled customer information; (2) the Company's internal practices and procedures; (3) the Company's financial condition and financial results of operation to the extent not generally available to the public; (4) supply of materials information, including sources and costs; (5) information relating to designs, formulas, developmental or experimental work, know-how, products, processes, computer programs, source codes, databases, designs, schematics, inventions, creations, original works of authorship, or other subject matter related to the Company's research and development, strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, and selling activities, whether now existing, or acquired, developed, or made available anytime in the future to the Company; (6) all information which Employee has a reasonable basis to consider confidential or which is treated by the Company as confidential; and (7) any and all information having independent economic value to the Company that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Employee acknowledges that such information is Confidential Information whether disclosed to or learned by Employee or originated by Employee during employment by the Company. In the event that information is not clearly and obviously publicly available, all information about the Company shall be presumed to be confidential.

         4.2 General Knowledge. The general skills and experience gained by Employee during Employee's employment or engagement by the Company, and information publicly available or generally known within the industries or trades in which the Company competes, are not considered Confidential Information. Following the Non-Competition Period (as defined in Section 4.7), Employee is not restricted from working with a person or entity which has independently developed information or materials similar to the Confidential Information, but in such a circumstance, Employee agrees not to disclose the fact that any similarity exists between the Confidential Information and the independently developed information and materials, and Employee understands that such similarity does not excuse Employee from the non-disclosure and other obligations in this Agreement.

         4.3 Employee's Obligations as to Confidential Information and Materials. During Employee's employment or engagement by the Company, Employee will have access to the Confidential Information and will occupy a position of trust and confidence with respect to the Confidential Information and the Company's affairs and business. Employee agrees to take the

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following steps to preserve the confidential and proprietary nature of the
Confidential Information:

                  (a) Non-Disclosure. During and after Employee's employment or engagement by the Company, Employee will not use, disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required in the performance of Employee's duties with the Company. Employee understands that Employee is not allowed to sell, license, market or otherwise exploit any products or services (including software or firmware in any form) which embody in whole or in part any Confidential Information.

                  (b) Prevent Disclosure. Employee will take all reasonable precautions to prevent disclosure of the Confidential Information to unauthorized persons or entities.

                  (c) Abide by the Company's Restrictions. Employee will treat as confidential and proprietary any information or materials from outside the Company which the Company is obligated to treat as confidential or proprietary, in accordance with the Company's reasonable instructions to Employee.

                  (d) Return All Materials. Upon termination of Employee's employment or engagement by the Company for any reason whatsoever, Employee will deliver to the Company all tangible materials embodying the Confidential Information, including any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information, and Employee agrees not to retain any copies of any of the above materials.

         4.4 Inform Subsequent Employers. Employee covenants and agrees that, for a period of twelve (12) months following termination of the Non-Competition Period, prior to accepting subsequent employment with an employer engaged in substantially the same line of work as the Company, Employee shall: (a) inform any such subsequent employer in writing that this Agreement exists; and (b) provide the Company with a copy of such writing.

         4.5 Right to Intellectual Property and New Ideas; Assignment.

                  (a) Any Intellectual Property (as defined below) conceived, developed, or reduced to practice, or caused to be conceived, developed, or reduced to practice, by Employee, alone or in conjunction with others, whether during or after business hours, during the term of Employee' employment with the Company or within two (2) years of termination (to the extent the Intellectual Property developed relates to the Intellectual Property of the Company), shall be deemed to have been made or developed by Employee solely for the benefit of the Company, shall be held in trust for the exclusive use and benefit of the Company, and shall be the sole and exclusive property of the Company. Employee shall not, either during the term of his employment or after termination, use or disclose to any third

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party such Intellectual Property, except as expressly authorized by the Company in writing. "Intellectual Property" shall mean any and all Inventions (as defined below), Works of Authorship, trademarks, and copyrights conceived, created, developed, discovered, or reduced to practice during Employee's employment by the Company (either prior to or after the date of this Agreement) and that (i) relate directly or indirectly to the business of the Company or to the actual or demonstrably anticipated research or development of the Company,
(ii) result from or are suggested by any work assigned to or performed by Employee for the Company; or (iii) are used to develop or improve any of the Company's equipment, supplies, facilities, products, services, or trade secrets, whether or not such Intellectual Property is developed entirely on Employee's own time and with or without use of the Company's property. "Invention(s)" shall mean any and all discoveries, improvements, ideas, concepts, creative works, and designs, whether or not in writing or reduced to practice, and whether or not they are patentable, including but not limited to devices, processes, methods, formulas, and techniques and know-how.

                  (b) Employee agrees to make prompt and full disclosure to the Company of all Intellectual Property described in subparagraph (a) above.

                  (c) Employee agrees to assign, and does hereby assign, to the Company all right, title, and interest in and to any such Intellectual Property, including without limitation, any "moral" rights which Employee may have therein under any copyright law or other similar law, and further agrees, during the term of employment and after termination (whether such termination be voluntary or involuntary), at any time at the Company's request and expense, to review, execute, acknowledge, and deliver any and all papers necessary to secure legal protection for the Company therefor in any country in the world, including but not limited to applications for patents, trademarks, service marks, and copyrights, and to execute any oath or declaration and verify any document in connection with carrying out the terms of this Agreement.

                  (d) In the event the Company is unable for any reason whatsoever to secure the signature of Employee to any lawful and necessary documents required to effectuate the provisions of this Agreement, including those necessary for the assignment of, application for, or prosecution of any United States or foreign applications for letters patent or copyright, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agent and attorney in fact, to act for and in Employee' behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the assignment, prosecution, and issuance of letters patent or copyright thereon with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which Employee may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

                  (e) Employee agrees that any copyrights in work produced by Employee during the term of his employment with the Company which relate to past, present or

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foreseeable business, products, developments, technology or activities of the
Company shall be considered as a "work for hire" or, in the event such works are deemed as not "works for hire", shall be transferred to the Company, and shall belong solely to the Company.


         4.6 Conflicting Obligations and Rights. Employee agrees to inform the Company in writing of any apparent conflict between Employee's work for the Company and (a) any obligations Employee may have to preserve the confidentiality of another's proprietary information or materials, or (b) any rights Employee claims to any patents, copyrights, trade secrets, or other inventions, ideas or similar rights, before performing that work. Otherwise, the Company may conclude that no such conflict exists and Employee agrees thereafter to make no such claim against the Company. The Company shall receive such disclosures in confidence.

         4.7 Non-Competition.

                  (a) Non-competition. By execution of this Agreement, Employee agrees that during his employment with the Company and for a period of twelve
(12) months following the date of expiration or termination of his employment hereunder (the "Non-Competition Period") for any reason (whether such termination shall be voluntary or involuntary), Employee will not, within the United States (in which territory Employee acknowledges that the Company has sold or marketed its products or services and conducted its Business (as defined below) as of the date hereof), directly or indirectly, compete with the Company by carrying on a business that is substantially similar to the Business. Employee agrees that the twelve (12) month period referred to in the preceding sentence shall be extended by the number of days during any such period in which he is or was engaged in activities constituting a breach of this Section 4.7.

                  (b) Definition of "Compete". For the purposes of this Section 4.7, the term "compete" shall mean with respect to the Business: (i) managing, supervising, or otherwise participating in a management or sales capacity; (ii) calling on, soliciting, taking away, accepting as a client or customer, or attempting to call on, solicit, take away, or accept as a client or customer, any individual, partnership, corporation, company, association, or other entity that was a client or customer of the Company as of, or immediately prior to, the date hereof; (iii) hiring, soliciting, taking away, or attempting to hire, solicit, or take away, either on Employee's behalf or on behalf of any other person or entity, any person serving immediately prior to the date hereof or during the term hereof as an employee in connection with the Business; or (iv) entering into or attempting to enter into any business substantially similar to the Business, either alone or with any individual, partnership, corporation, company, association, or other entity.

                  (c) Direct or Indirect Competition. For the purposes of this
Section 4.7, the words "directly or indirectly" as they modify the word "compete" shall mean: (i) acting as an agent, representative, consultant, officer, director, member, independent contractor, or

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employee of any entity or enterprise that is competing (as defined in Section
4.7(b) hereof) with the Business; (ii) participating in any such competing entity or enterprise as an owner, partner, limited partner, joint venturer, member, creditor, or stockholder (except as a stockholder holding less than a one percent (1%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market); and
(iii) communicating to any such competing entity or enterprise the names or addresses or any other information concerning any past, present, or identified prospective client or customer of the Company or any entity having title to the goodwill of the Company with respect to the Business.

                  (d) Business. For purposes of this Agreement, the term "Business" shall mean the business as conducted by the Company and its subsidiaries and affiliates immediately prior to the date hereof and/or developed during the term of this Agreement.

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                  (e) Acknowledgment. Employee expressly agrees and acknowledges that:

                           (i) it will require at least twelve (12) months for the Company to locate, hire and train an appropriate individual to perform the functions and duties that Employee is performing hereunder;


                           (ii) the Company has protected business interests throughout the United States and that competition with and against such business interests would be harmful to the Company;

                           (iii) this covenant not to compete is reasonable as to time and geographical area and does not place any unreasonable burden upon him;

                           (iv) the general public will not be harmed as a result of enforcement of this covenant not to compete;

                           (v) his personal legal counsel has reviewed this covenant not to compete; and

                           (vi) he understands and hereby agrees to each and every term and condition of this covenant not to compete.

         4.8 Non-Disparagement. During the term of this Agreement and the Non-Competition Period, neither Employee nor the Company shall disparage the other, and neither shall disclose to any third party the conditions of Employee's employment with the Company except as may be required (a) pursuant to applicable law or regulations, including the rules and regulations of the Securities and Exchange Commission, (b) to effectuate the provisions of employee benefit plans or programs and insurance policies, or (c) as may be otherwise contemplated herein or unless such information becomes publicly available without fault of the party making such disclosure.

         4.9 Remedies. Employee expressly agrees and acknowledges that the covenants set forth in Sections 4.1 through Section 4.8 are necessary for the protection of the interests of the Company and its subsidiaries and affiliates because of the nature and scope of their business and his position with the Company. Further, Employee acknowledges that any breach of such covenants would result in irreparable damage to the Company, that money damages will not sufficiently compensate the Company for its injury caused thereby, and that the remedy at law for any breach or threatened breach of any of such covenants will be inadequate. Accordingly, Employee agrees that the Company shall, in addition to all other available remedies (including without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief or specific performance and that, in addition to any money damages obtained by the Company, Employee may be restrained and enjoined from any continuing breach of this covenant not to compete without any bond or other security being

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required by any court. Employee further acknowledges and agrees that if such covenants, or any of them, are deemed to be unenforceable and/or the Employee fails to comply with this Article IV, the Company has no obligation to provide any compensation or other benefits described in Article II hereof.

         4.10 Scope of Article. For purposes of this Article IV, unless the context otherwise requires, the term "Company" includes WAVO Corporation and its direct and indirect subsidiaries and affiliates.

                                    ARTICLE V

                                  MISCELLANEOUS

         5.1 Arbitration. Any dispute between the parties, whether arising out of or in connection with this Agreement, shall be determined by arbitration, which, other than the relief provided in Section 4.9 hereof, shall be the exclusive remedy of the parties. Any such dispute shall be submitted to and be resolved in accordance with the rules and regulations of the American Arbitration Association. The arbitration shall be held in Phoenix, Arizona. The arbitrators shall state in writing the reasons for the award. The arbitrators shall award compensatory damages to the prevailing party. The arbitrators shall have no authority to award consequential or punitive or statutory damages, and the parties hereby waive any claim to those damages to the fullest extent allowed by law.

         5.2 Severability; Reformation. If any court or arbiter determines that any of the restrictive covenants in this Agreement, or any part thereof, is or are invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect, without regard to invalid portions. If any of the provisions of this Agreement should ever be deemed to exceed the temporal, geographic or occupational limitations permitted by applicable laws, those provisions shall be and are hereby reformed to the maximum temporal, geographic or occupational limitations permitted by law. If the court or arbiter refuses to reform this Agreement as provided above, the parties hereto agree to modify the provisions held to be unenforceable to preserve each party's anticipated benefits thereunder.

         5.3 Attorneys' Fees. In the event of an action, proceeding or arbitration to enforce this Agreement, the party prevailing therein shall recover its or his reasonable attorneys' fees and costs.

         5.4 Notices. Any notice, election or communication to be given under this Agreement shall be in writing and delivered in person, by telecopier, private courier service, or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

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        If to the Company:            WAVO Corporation
                                      3131 E. Camelback Rd., Suite 320
                                      Phoenix, Arizona  85016
                                      Attn: David E. Deeds, CEO

        With a copy to:               Douglas J. Reich
                                      General Counsel
                                      WAVO Corporation
                                      3131 E. Camelback Rd., Suite 320
                                      Phoenix, Arizona 85016

        If Employee, to him at:       Peter M. White
                                      WAVO Corporation
                                      3131 E. Camelback Rd., Suite 320
                                      Phoenix, AZ 85016

or to such other address as the Company or Employee may, from time to time, designate in writing by notice hereunder. Notices delivered hereunder shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, postage prepaid, if delivered by mail; and when receipt is acknowledged, if telecopied or sent by private courier service.

         5.5 Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings or agreements, whether oral or in writing, including the Employment Agreement between Employee and WavePhore Newscast, Inc., dated May 29, 1997, which hereby is terminated.

         5.6 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon Employee and his heirs and legal representatives.

         5.7 Captions; Headings. The captions and paragraph headings included in this Agreement are for convenience of reference only and do not constitute a part of this Agreement.

         5.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         5.9 Withholding. Employee acknowledges and agrees that payments made to Employee by the Company pursuant to the terms of this Agreement may be subject to tax withholding and that the Company may withhold against payments due Employee any such amounts as well as any other amounts payable by Employee to the Company.

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         5.10 Release. Receipt of any of the benefits to be provided to Employee under this Agreement following termination of Employee' employment hereunder shall be subject to Employee's compliance with any reasonable and lawful policies or procedures of the Company relating to employee severance including the execution and delivery by Employee of a release reasonably satisfactory to the Company of any and all claims that Employee may have against the Company or any related person, except for the continuing obligations provided herein, and an agreement that Employee shall not disparage the Company.

         5.11 Assignment by the Company. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of the Company's assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term "the Company" as used herein shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

         5.12 Assignment by Employee. This Agreement, or any right or interest hereunder, may not be assigned by Employee, his beneficiaries or legal representatives, without the Company's prior written consent; provided, however, that nothing in this Section 5.12 shall preclude Employee from designating a beneficiary to receive any benefit hereunder upon Employee' death, or shall preclude the executors, administrators or other legal representatives of Employee or his estate from assigning any right or interest hereunder to the person or persons entitled to such right or interest.

         5.13 Modification. No modification, supplement, amendment or waiver of this Agreement shall be binding unless executed in writing by all parties hereto. A waiver of any of the provisions of this Agreement shall be not be deemed to or constitute a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         5.14 Governing Law. This Agreement has been executed and delivered in the State of Arizona, and its validity, interpretation, performance and enforcement shall be governed by the laws of that state without regard to conflict of law principles.

         5.15 Construction. This Agreement shall be construed fairly as to both parties and not in favor of or against either party, regardless of which party prepared this Agreement.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                        WAVO CORPORATION,
                                        an Indiana corporation


                                        By: /s/ David E. Deeds
                                           -------------------------------------
                                             David E. Deeds,
                                             Chief Executive Officer


                                             PETER M. WHITE

                                              /s/Peter M .White
                                              ----------------------------------









(Emp.Agmnt)

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